[FEDERAL SIGNAL CORPORATION LOGO]



CONTACT:          Stephanie K. Kushner                RELEASE DATE:    IMMEDIATE
                  (630) 954-2020


                      FEDERAL SIGNAL CORPORATION ANNOUNCES
           FOURTH QUARTER EPS OF $.24 PER SHARE, FULL YEAR EPS OF $.79


-- HIGHLIGHTS --
- Strong quarterly orders of $308 million, up 17% from third quarter and 8% from prior year
- Improved performance for Fire Rescue - fourth quarter orders up and margins strengthen
-  Full year operating cash flow of $75 million strengthens balance sheet
-  Manufacturing debt to capitalization improved to 40%

--------------------------------------------------------------------------------

Oak Brook, Illinois, January 29, 2004 -- Federal Signal Corporation today reported diluted earnings per share of $.24 for the fourth quarter of 2003 on sales of $316 million. These results compare to $.28 per share earned on sales of $292 million in 2002's fourth quarter. Sales rose 8% due to increased deliveries of fire rescue equipment and higher non-U.S. sales, mainly due to the benefit of the weaker U.S. dollar. The decline in operating earnings was mainly in Safety Products, due to weaker demand and earnings for parking systems and emergency vehicular lights and sirens. Operating earnings for Fire Rescue and Environmental Products improved significantly from weak results in the fourth quarter of 2002.

For the full year, diluted earnings per share from continuing operations totaled $.79 on sales of $1.21 billion. Sales increased 14% over 2002 sales of $1.06 billion while earnings per share declined from last year's $1.01. The increase in sales was largely associated with the refuse truck body business acquisitions, and strong deliveries of fire rescue equipment in North America. Earnings and operating margin declined, reflecting a less favorable sales mix in several groups and costs and expenses incurred from shutdowns of manufacturing facilities. In addition, pension costs increased in 2003 by approximately $.04 per share.

Robert D. Welding, the company's newly elected president and chief executive officer, stated, "We are encouraged by our fourth quarter orders which were the highest the company has experienced since the beginning of this business cycle. We saw very strong North American fire rescue orders in the quarter and are seeing some uptick in our tooling and other short lead-time industrial-based businesses. Refuse truck orders remain soft, and we are seeing mixed results in our other global municipal and industrial markets. Our businesses have achieved operational improvements during the year as evidenced by better U.S. fire rescue deliveries, reduced inventories, closure of some satellite manufacturing plants and higher employee productivity. We are well positioned to benefit from further recovery in our end markets and will continue to focus on improving our operational execution. I am personally excited about the opportunities I see with our businesses, and am committed to improving returns for our shareholders."


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OPERATING RESULTS BY GROUP

ENVIRONMENTAL PRODUCTS GROUP

Fourth quarter orders declined 4% as lower refuse truck body orders more than offset stronger demand for sewer cleaners and industrial vacuum trucks. Sales rose 11% due to higher global sweeper deliveries and increased sales of front loading refuse truck bodies. Earnings increased 30% against a weak prior year, and operating margin improved to 6.0% from 5.2% in 2002. The improvement reflects higher sweeper sales and margins, and reduced integration costs for the refuse truck body operations.

For the year, orders increased 16% and sales increased 19% due to the full year effect of the refuse truck body acquisitions which closed in late 2002. Excluding refuse truck bodies, orders for the group declined 4% and sales declined 5% reflecting weak U.S. municipal demand. Full year operating margin declined from 7.7% to 5.0% reflecting the addition of the refuse truck body business which remains cyclically weaker and less profitable than the other business units in the group. Also impacting 2003 profitability were one-time costs incurred earlier in the year to consolidate U.S. sweeper production facilities and to convert European sweepers to new EU standards as well as lower interest revenues from the wind-down of the industrial leasing portfolio.

FIRE RESCUE GROUP

Orders in the fourth quarter increased 36% to $121 million; most of the increase was in North American municipal markets. Sales increased 17% due to improved throughput in our U.S. plants and stronger demand for products produced in our Canadian operations. Operating income nearly doubled in the quarter; operating margin increased 2 percentage points primarily on the strength of higher sales volume and initial results of productivity improvement activities.

Full year orders declined 2% due to weak U.S. municipal and governmental demand in the middle two quarters of the year and lower export sales, which are generally volatile. Partly offsetting this decline was the beneficial translation effect of the weak U.S. dollar on international orders. For the full year, sales increased 24% and operating income increased 29%. Strong backlogs at the beginning of 2003 and improvements in productivity in U.S. production facilities contributed to the improvements. The group incurred significant costs throughout the year to improve its selling and manufacturing processes in its U.S. operations. Also favorable were sales and earnings from our Finland-based aerial products business, which benefited from strong demand for its new Allrounder multi-function aerial ladder and pumper vehicle.

SAFETY PRODUCTS GROUP

Fourth quarter orders declined 9%. While the group's industrial-based products and outdoor warning systems showed improvement over last year, orders for municipal vehicular emergency lights and sirens declined sharply. This decline was partly due to a large one-time order received in 2002 to convert vehicles for the Spanish national police, as well as a continued weak U.S. municipal police products market. Sales declined 6% in the quarter, essentially reflecting the changes in orders, as most of this group's business is on relatively short lead times. Operating income declined 41%, in part reflecting the lower sales levels. Also contributing to the earnings reduction was lower profitability in the group's parking systems division, a less favorable sales mix and increased pension and employee benefit costs.

For the full year, orders declined 7%; excluding the effect of the large Dallas/Ft. Worth International Airport parking project booked in 2002, orders were essentially flat. U.S. municipal orders, which


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comprise about one-quarter of this group's business, declined 12%, largely in the second half. Industrial/commercial orders were flat, and international orders rose, due primarily to currency effects. Sales increased 3% for the full year while earnings declined 23%. Operating margin declined from 15.3% to 11.4% reflecting $2.5 million of costs associated with the shutdown of a facility in the U.K. during the first half of 2003. Also impacting results adversely were a lower margin sales mix in several of the businesses, and higher employee benefit expenses.

TOOL GROUP

Fourth quarter sales increased 8% due to strength in industrial die component sales and the benefit of the stronger Euro, which more than offset weaker cutting tool sales. Operating income declined $.5 million despite the increased sales volume. This was largely due to more sales of third party resale products which carry a lower margin, higher costs for mold tooling, and increased overhead expenses, partly due to higher pension costs for U.S. employees. Operating margins declined to 9.1% from 11.2% in the prior year.

Full year sales increased 2% due to increased international sales, largely attributable to the stronger European currencies. This more than offset the unfavorable impact of 5% weaker U.S. industrial orders, mainly for cutting tools. Operating income declined 15% due to lower margins on third party resale product, price pressure in cutting tool products, the costs and operating inefficiencies associated with the closure of a New York production facility in the first half of the year, and higher employee benefit costs.

CORPORATE AND OTHER

Corporate expense in the fourth quarter increased to $3.8 million reflecting provisions to increase bad debt reserves and higher postretirement service cost expense. Interest expense declined 17% from the prior year due to lower average debt balances and lower interest rates. Other expense in the quarter reflected a dispute settlement with a non-U.S. dealer and an operating loss posted from a small, minority-interest investment in a long-held manufacturing business.

The effective tax rate declined in the fourth quarter to 16% from last year's 21% reflecting the higher relative impact of tax credits and tax-free municipal income. The full-year effective tax rate was 18%; the full-year rate also included the first quarter effect of a one-time benefit of a tax deduction associated with the closure of a production facility in the U.K.

CASH FLOW AND DEBT

Operating cash flow totaled $75 million for the year; while still strong, this was down from the $88 million in 2002, in large part reflecting the timing of customer advances. Inventory productivity continued to show improvement with inventory turns rising to 4.8 at year-end. Outstanding receivables rose in light of the disproportionate increase in foreign sales with longer payment terms, the mix of customer sales and outstandings on multi-year contracts.

Capital spending totaled $17.9 million for the year, somewhat below the 2002 spending level. Manufacturing debt was again reduced in the quarter; now at $265 million, manufacturing debt represented 40% of capitalization, down from 44% ($296 million) at the beginning of the year.


********************************************************************************

Federal Signal will host its fourth quarter conference call Thursday, January 29, 2004 at 11:00 a.m. Eastern Time to highlight results of the fourth quarter, and discuss the company's outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal


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Signal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least fifteen minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Sunday, February 29, 2004.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.

                        FEDERAL SIGNAL CORPORATION (NYSE)
                           CONSOLIDATED FINANCIAL DATA
               FOR THE FOURTH QUARTER AND FULL YEAR 2003 AND 2002
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                                                         Percent
                                                                      2003                2002            change
                                                                      ----                ----            ------
QUARTER DECEMBER 31:
Sales                                                      $       315,996    $        292,078                8%
Net income                                                          11,319              13,180              -14%
Share earns (diluted):  Net income                                     .24                 .28              -14%

Average common shares outstanding                                   48,004              47,692

Sales                                                      $       315,996    $        292,078                8%
Cost of sales                                                     (236,407)           (211,781)
Operating expenses                                                 (60,653)            (58,957)
                                                           ---------------    ----------------
Operating income                                                    18,936              21,340              -11%
Interest expense                                                    (4,583)             (5,489)
Other income (expense)                                                (818)                642
Minority interest                                                       (9)                104
                                                           ---------------    ----------------
Income before income taxes                                          13,526              16,597
Income taxes                                                        (2,207)             (3,417)
                                                           ---------------    ----------------
Net income                                                 $        11,319    $         13,180              -14%
                                                           ===============    ================

Gross margin on sales                                                25.2%               27.5%
Operating margin on sales                                             6.0%                7.3%
Comprehensive income                                                18,054               1,030



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

                                                                                                        Percent
                                                                      2003                2002           change
                                                                      ----                ----           ------
12 MONTHS:
Sales                                                      $     1,206,798    $      1,057,201              14%
Income:
  Income from continuing operations                                 37,672              46,179             -18%
  Income from discontinued operations,
    loss on sale net of tax                                           (369)
  Cumulative effect of change in accounting                                             (7,984)
                                                           ---------------    ----------------
  Net income                                                        37,303              38,195              -2%
                                                           ===============    ================
Share earns (diluted):
  Income from continuing operations                                    .79                1.01             -22%
  Income from discontinued operations,
    loss on sale net of tax                                           (.01)
  Cumulative effect of change in accounting                                               (.17)
                                                           ---------------    ----------------
  Net income                                                           .78                 .83              -6%
                                                           ===============    ================

Average common shares outstanding                                   47,984              45,939

Sales                                                      $     1,206,798    $      1,057,201              14%
Cost of sales                                                     (891,723)           (758,205)
Operating expenses                                                (249,097)           (217,053)
                                                           ---------------    ----------------
Operating income                                                    65,978              81,943             -19%
Interest expense                                                   (19,750)            (20,075)
Other income (expense)                                                (414)               (895)
Minority interest                                                      203                 129
                                                           ---------------    ----------------
Income before income taxes                                          46,017              61,102
Income taxes                                                        (8,345)            (14,923)
                                                           ---------------    ----------------
Income from continuing operations                                   37,672              46,179             -18%
Income from discontinued operations,
 loss on sale net of tax                                              (369)
Cumulative effect of change in accounting                                               (7,984)
                                                           ---------------    ----------------
Net income                                                 $        37,303    $         38,195              -2%
                                                           ===============    ================

Gross margin on sales                                                26.1%               28.3%
Operating margin on sales                                             5.5%                7.8%
Net cash provided by operations:
  Net income                                               $        37,303    $         38,195
  Cumulative effect of change in accounting                                              7,984
  Depreciation and amortization                                     24,435              23,995
  Working capital changes and other                                 13,639              18,176
                                                           ---------------    ----------------
  Net cash provided by operations                                   75,377              88,350             -15%
                                                           ===============    ================
Capital expenditures                                                17,850              20,144
Comprehensive income                                                53,195              29,890


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
                                                                                                         Percent
                                                                      2003               2002             change
                                                                      ----               ----             ------
GROUP RESULTS:
Quarter December 31:
  Sales
    Environmental Products                                $         91,994    $        82,529                11%
    Fire Rescue                                                    112,762             96,512                17%
    Safety Products                                                 70,362             75,043                -6%
    Tool                                                            40,878             37,994                 8%
                                                          ----------------    ---------------
    Total group revenues                                  $        315,996    $       292,078                 8%
                                                          ================    ===============

Operating income
    Environmental Products                                $          5,540    $         4,254                30%
    Fire Rescue                                                      5,732              2,892                98%
    Safety Products                                                  7,782             13,287               -41%
    Tool                                                             3,726              4,252               -12%
                                                          ----------------    ---------------
    Total group operating income                          $         22,780    $        24,685                -8%
                                                          ================    ===============

12 months:
  Sales
    Environmental Products                                $        352,946    $       296,372                19%
    Fire Rescue                                                    415,761            334,213                24%
    Safety Products                                                278,352            270,273                 3%
    Tool                                                           159,739            156,343                 2%
                                                          ----------------    ---------------
    Total group revenues                                  $      1,206,798    $     1,057,201                14%
                                                          ================    ===============

Operating income
    Environmental Products                                $         17,723    $        22,961               -23%
    Fire Rescue                                                     14,473             11,239                29%
    Safety Products                                                 31,821             41,432               -23%
    Tool                                                            15,923             18,716               -15%
                                                          ----------------    ---------------
    Total group operating income                          $         79,940    $        94,348               -15%
                                                          ================    ===============


                                                                         December 31,        December 31,
                                                                          2003                  2002
                                                                          ----                  ----
ASSETS
Manufacturing activities:-
  Current assets:
    Cash and cash equivalents                                      $          10,119     $          9,782
    Trade accounts receivable, net
     of allowances for doubtful accounts                                     196,356              181,843
    Inventories                                                              180,688              183,802
    Prepaid expenses                                                          16,389               19,390
                                                                   -----------------     ----------------
  Total current assets                                                       403,552              394,817

  Properties and equipment                                                   125,573              143,932

  Goodwill, net of accumulated amortization                                  366,414              348,435

  Other deferred charges and assets                                           60,759               44,046
                                                                   -----------------     ----------------
Total manufacturing assets                                                   956,298              931,230

Net assets of discontinued operations, including
 financial assets                                                                                  10,392

Financial services activities - Lease financing
 receivables, net of allowances for doubtful accounts                        230,111              226,788
                                                                   -----------------     ----------------
Total assets                                                       $       1,186,409     $      1,168,410
                                                                   =================     ================
LIABILITIES
Manufacturing activities:-
  Current liabilities:
    Short-term borrowings                                          $          70,837     $         16,432
    Trade accounts payable                                                    82,525               76,082
    Accrued liabilities and income taxes                                     131,008              129,370
                                                                   -----------------     ----------------
   Total current liabilities                                                 284,370              221,884
  Long-term borrowings                                                       194,130              279,544
  Long-term pension and other liabilities                                     38,692               32,656
  Deferred income taxes                                                       44,820               33,495
                                                                   -----------------     ----------------
  Total manufacturing liabilities                                            562,012              567,579
                                                                   -----------------     ----------------

Financial services activities - Borrowings                                   201,347              202,022

Minority interest in subsidiary                                                  541                  744

SHAREHOLDERS' EQUITY                                                         422,509              398,065
                                                                   -----------------     ----------------
Total liabilities and shareholders' equity                         $       1,186,409     $      1,168,410
                                                                   =================     ================

Supplemental data:
  Manufacturing debt                                                         264,967              295,976
  Debt-to-capitalization ratio:
    Manufacturing                                                                40%                  44%
    Financial services                                                           87%                  87%

